Exhibit 99.1

Infinity Pharmaceuticals Provides Company Update and Third Quarter 2020 Financial Results

– MARIO-275 IDMC Determined that Risk/Benefit for Patients Warrants Resumption of Enrollment;
Infinity to Determine Next Steps by Year End –

– MARIO-3 Encouraging Data in Front-Line Triple Negative Breast Cancer Patients to be Presented at
San Antonio Breast Cancer Symposium –

– MARIO-1 Melanoma and SCCHN Data Presented at SITC –

– Cash Runway Through 2021 –

CAMBRIDGE, Mass., November 9, 2020 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its third quarter 2020 financial results and provided an update on the Company, including its third quarter progress with eganelisib (IPI-549), the Company’s first-in-class, oral immuno-oncology product candidate targeting immune-suppressive tumor-associated myeloid cells through selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibition.
“We are approaching an important inflection point at Infinity, with expected data readouts across our clinical programs in the next few months that demonstrate the benefit of eganelisib across multiple indications, patient populations and treatment settings.” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “We are pleased that the IDMC supports the further exploration of eganelisib in second-line metastatic urothelial cancer. We will continue to follow the forty-nine patients previously enrolled through the remainder of the year and use these data to determine the best path forward, which may include the re-opening of enrollment of MARIO-275 or the initiation of a new study that leverages our clinical and translational insights from the patients enrolled to date.”
Ms. Perkins continued, “In addition, encouraging data from the MARIO-3 TNBC cohort suggest that eganelisib has the potential to be an important component of a new treatment regimen in the front-line setting, and we look forward to presenting these data at SABCS next month. This week we also shared data from the melanoma and SCCHN cohorts of MARIO-1 at SITC.”
Key Q3 2020 Updates:
Clinical and Regulatory:
•MARIO-275 is the Company’s ongoing controlled, randomized Phase 2 study evaluating eganelisib in combination with Opdivo® in platinum-refractory, I/O naïve patients with advanced urothelial cancer (aUC), in collaboration with Bristol Myers Squibb.
◦The MARIO-275 Independent Data Monitoring Committee (IDMC) determined that the risk/benefit for patients warrants resumption of enrollment after the successful implementation of a dose reduction from 40mg QD to 30mg QD to reduce the reversible liver enzyme elevations, which were reported after the first scheduled MARIO-275 IDMC meeting.
◦Infinity is continuing to evaluate the forty-nine patients previously enrolled across safety and time to event measures including progression free survival and overall survival and will determine next steps by year end. This may include the re-opening of enrollment of MARIO-275 or the initiation of a new study which leverages our findings from the patients enrolled to date.
•MARIO-3 is the Company’s ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate eganelisib in a novel triple combination in the front-line setting with Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) and with Tecentriq and Avastin® in renal cell cancer (RCC).

◦Encouraging data from the TNBC cohort of MARIO-3 will be presented at the San Antonio Breast Cancer Symposium (SABCS) Annual Meeting, December 8-11, 2020.
◦Fast Track Designation: Infinity received Fast Track Designation for eganelisib in combination with a checkpoint inhibitor and chemotherapy for first-line treatment of advanced TNBC.
◦Enrollment has been completed in the RCC cohort. In TNBC, we have implemented a number of enrollment initiatives and expect to provide an update on enrollment expectations at SABCS.
•MARIO-1-is the Company’s ongoing Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo® in patients with solid tumors in collaboration with Bristol Myers Squibb.
◦Presented data from the MARIO-1 melanoma and squamous cell carcinoma of the head and neck (SCCHN) cohorts, which were designed to isolate the clinical benefit of eganelisib by examining clinical activity in patients not expected to respond to checkpoint inhibitor monotherapy due progression on an immediate prior checkpoint inhibitor, at SITC. Both presentations demonstrate that eganelisib had a manageable safety and tolerability profile, provide further validation of the eganelisib mechanism of action of immune modulation, and support the Company’s strategy of moving eganelisib into earlier treatment settings.
•Arcus Collaboration: A Phase 1b collaboration study being conducted by Arcus Biosciences is evaluating a checkpoint-inhibitor free, novel triple-combination regimen of eganelisib + etrumadenant (AB928, dual adenosine receptor antagonist) + Doxil® in up to approximately 40 advanced TNBC patients.
◦Data from the study will be presented at SABCS in December 2020.

Third Quarter 2020 Financial Results:
•At September 30, 2020, Infinity had total cash, cash equivalents and available-for-sale securities of $41.3 million, compared to $42.7 million at June 30, 2020.
•Research and development expense for the third quarter of 2020 was $6.1 million, compared to $7.1 million for the same period in 2019. The decrease is primarily related to a combination drug purchase during the third quarter of 2019.
•General and administrative expense was $2.9 million for the third quarter of 2020, compared to $3.6 million for the same period in 2019. The decrease is primarily related to a reduction in professional services and consulting.
•Net loss for the third quarter of 2020 was $9.5 million, or a basic and diluted loss per common share of $0.16, compared to a net loss of $11.4 million, or a basic and diluted loss per common share of $0.20 for the same period in 2019.

2020 Financial Outlook:
Net Loss: Infinity expects net loss for 2020 to range from $35 million to $45 million.
Cash and Investments: Infinity expects to end 2020 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $25 million to $35 million.
Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities, will be adequate to satisfy the Company's capital needs through 2021. Infinity's financial guidance does not include potential additional funding or business development activities, a potential $5 million milestone payment from BVF based on PellePharm’s ongoing Phase 3 clinical trial of patidegib topical gel in Gorlin Syndrome, or any milestones from, or the sale of the Company’s equity interest in, PellePharm.

Conference Call Information
Infinity will host a conference call today, November 9, 2020, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 1575996. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; planned analyses in MARIO-275; clinical trial enrollment projections;; the timing of further clinical trial updates from the Company; the Company’s guidance with respect to net loss, cash and cash equivalents and cash runway; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption “Risk Factors” included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.
Copiktra® is a registered trademark of Verastem, Inc.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Cash, cash equivalents and available-for-sale securities	$41,285	$42,444
Other current assets	2,190	2,137
Property and equipment, net	1,830	2,186
Other long-term assets	1,660	2,247
Total assets	$46,965	$49,014

Accounts payable and accrued expenses	$9,834	$9,698
Liability related to sale of future royalties, net[1]	28,241	29,626
Liability related to sale of future royalties to a related party, net[2]	20,954	—
Operating lease liability, less current portion	1,560	1,926
Long-term liabilities	503	38
Total stockholders’ equity (deficit)	(14,127)	7,726
Total liabilities and stockholders’ equity (deficit)	$46,965	$49,014

1 In the first quarter of 2019, Infinity recognized $30.0 million in gross cash proceeds received from the HealthCare Royalty Partners III, L.P. (HCR) agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $30.0 million from HCR.
2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the Biotech Value Fund Partners, L.P. (BVF) funding agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $20.0 million from BVF.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Collaboration revenue	$—	$—	$—	$2,000
Royalty revenue	496	343	1,283	741
Total revenues	496	343	1,283	2,741
Operating expenses:
Research and development	6,112	7,076	19,582	18,918
General and administrative	2,930	3,641	9,191	10,810
Royalty expense[1]	299	207	774	7,123
Total operating expenses	9,341	10,924	29,547	36,851
Loss from operations	(8,845)	(10,581)	(28,264)	(34,110)
Other income (expense):
Investment and other income (expense)	(63)	299	173	906
Interest expense	(38)	(1,135)	(115)	(2,525)
Related party interest expense[2]	(588)	—	(1,687)	—
Total other expense	(689)	(836)	(1,629)	(1,619)
Loss before income taxes	(9,534)	(11,417)	(29,893)	(35,729)
Income taxes benefit	—	—	—	54
Net loss	$(9,534)	$(11,417)	$(29,893)	$(35,675)
Basic and diluted loss per common share:	$(0.16)	$(0.20)	$(0.51)	$(0.63)
Basic and diluted weighted average number of common shares outstanding:	60,506,373	57,028,970	58,438,343	56,965,711

1 In the first quarter of 2019, Infinity recognized $6.7 million of royalty expense, which reflects Takeda’s share of the $30.0 million gross proceeds received from HCR for the monetization of Copiktra royalties.
2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the BVF funding agreement as a liability that will be amortized using the effective interest method over the life of the arrangement, in accordance with accounting guidance for royalty monetization.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956